News Release
FOR IMMEDIATE RELEASE

                                                 At Nextest Systems Corporation:
                                                                       Jim Moniz
                                                                    408.960.2483
                                                              jmoniz@nextest.com

                Nextest Announces September 2007 Quarter Results

      San Jose, California (November 1, 2007) Nextest Systems Corporation (NASDAQ: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal first quarter ended September 29, 2007.

      Revenue for the quarter ended September 29, 2007 was $22,982,000, up 67 percent from the June 2007 quarter revenue of $13,780,000 and down 14 percent from the September 2006 quarter revenue of $26,859,000. Net income for the quarter was $1,860,000, or $0.10 per diluted share, compared with a net loss of $641,000 or $0.04 per diluted share in the June 2007 quarter. Net income for the September 2006 quarter was $4,784,000 or $0.25 per diluted share.

      New orders for the quarter were $37.9 million. Backlog at the end of September 2007 was $32.6 million.

      "Our September quarter performance was quite strong, driven by a rebounding flash memory market, and by important market share wins in the flash and SOC test sectors," stated Robin Adler, CEO of Nextest. "Results for revenue and EPS exceeded the ranges that we provided at the last conference call. Bookings of $37.9 million are the largest we have attained since becoming a public company. We are optimistic about our near term prospects because of continuing demand for our flash and SOC test products, and an improving CMOS image sensor test market."

December 2007 Quarter Outlook

      Net revenue in the December 2007 quarter is expected to be between $26 million and $30 million, with earnings per diluted share between $0.12 and $0.20. The diluted share count is estimated to be approximately 19 million at the end of the December quarter.

Conference Call/Webcast

      Nextest Systems Corporation will be conducting its conference call today, November 1, 2007, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on "Investors"). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call. The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 14456080, or by visiting www.nextest.com and clicking on "Investors" for a link to the replay. The replay will be available via telephone and website through November 15, 2007.

About Nextest Systems Corporation

      Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest's products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,800 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

Forward-looking Statements

      The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties. These statements include those relating the company's financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties. Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.

                           NEXTEST SYSTEMS CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                    Quarter
                                                                     Ended
                                                      Sep. 29,      Jun. 30       Sep. 23,
                                                        2007          2007          2006
                                                     ----------    ----------    ----------
Net revenue                                          $   22,982    $   13,780    $   26,859

Cost of revenue                                          11,523         6,705        12,358
                                                     ----------    ----------    ----------

Gross profit                                             11,459         7,075        14,501

Operating expenses:

      Research and development                            2,781         2,808         2,162

      Sales, general and administrative                   6,728         6,462         5,670
                                                     ----------    ----------    ----------

           Total operating expenses                       9,509         9,270         7,832
                                                     ----------    ----------    ----------

Income (loss) from operations                             1,950        (2,195)        6,669

Interest and other income, net                              911           945           837
                                                     ----------    ----------    ----------

Income (loss) before taxes                                2,861        (1,250)        7,506

Income tax (provision) benefit                           (1,001)          609        (2,722)
                                                     ----------    ----------    ----------

Net income (loss)                                    $    1,860    $     (641)   $    4,784
                                                     ==========    ==========    ==========

Net income per share:

Basic                                                $     0.10    $    (0.04)   $     0.27
                                                     ==========    ==========    ==========
Diluted                                              $     0.10    $    (0.04)   $     0.25
                                                     ==========    ==========    ==========

Shares used in computing per share amounts:

Basic                                                    17,853        17,755        17,508
                                                     ==========    ==========    ==========
Diluted                                                  18,895        17,755        18,769
                                                     ==========    ==========    ==========

Stock-based compensation expense is included in:
Cost of revenue                                      $       55    $       59    $       45
Research and development                                    241           210           137
Sales, general and administrative                           556           506           178
                                                     ----------    ----------    ----------
           Total                                     $      852    $      775    $      360
                                                     ==========    ==========    ==========

                           NEXTEST SYSTEMS CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                  Sep. 29,   Jun. 30,
                                                                    2007       2007
                                                                  --------   --------
ASSETS
Current assets:
        Cash and cash equivalents                                 $ 67,676   $ 54,916
        Short-term investments                                       9,758     28,313
        Accounts receivable, net                                    19,882      5,940
        Inventory                                                   22,250     26,019
        Deferred tax assets                                          2,772      2,677
        Restricted cash                                                212        212
        Prepaid expenses, taxes and other current assets             6,111      6,154
                                                                  --------   --------
               Total current assets                                128,661    124,231
Property and equipment, net                                         12,072      5,373
Restricted cash                                                         --          5
Deferred tax assets (1)                                              1,738      1,714
Other assets                                                           311        289
                                                                  --------   --------
Total assets                                                      $142,782   $131,612
                                                                  ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
        Accounts payable                                          $  4,687   $  4,920
        Accrued liabilities                                          7,770      5,128
        Deferred income                                              5,891      1,690
        Income taxes payable                                            28      1,265
                                                                  --------   --------
               Total current liabilities                            18,376     13,003
Deferred income                                                        385        310
Other liabilities                                                    2,676        809
Long-term income taxes payable (1)                                     861         --
                                                                  --------   --------
               Total liabilities                                    22,298     14,122

Stockholders' equity (1)                                           120,484    117,490
                                                                  --------   --------
Total liabilities and stockholders' equity                        $142,782   $131,612
                                                                  ========   ========

(1) On July 1, 2007, Nextest adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). The implementation of FIN 48 resulted in a $0.8 million reclassification from current income taxes payable to long-term income taxes payable, a $0.4 million reclassification from current income taxes payable to reduce long-term deferred tax assets, and a $0.2 million increase to the Company's retained earnings balance on July 1, 2007.

                                      # # #